Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Announces Closing on Sale of 9,000,000 Shares of Common Stock

April 10, 2007, Danbury, CT -- FuelCell Energy, Inc. (NasdaqNM: FCEL) announced today the completion of its public offering of 9,000,000 shares of its common stock in an underwritten public offering that resulted in net proceeds to the company of approximately $62.8 million after deducting underwriting discounts and commissions and estimated offering expenses.  The shares were sold at a public offering price of $7.50 per share. Pursuant to the terms of this offering, the company has granted the underwriters a 30-day option to purchase an additional 1,350,000 shares of its common stock to cover over-allotments, if any.

Credit Suisse Securities (USA) LLC acted as sole book-running manager for the offering.  Canaccord Adams, Inc., Lazard Capital Markets LLC, RBC Capital Markets Corporation, Ardour Capital Investments LLC and Simmons & Company International acted as co-managers for the offering.

FuelCell Energy intends to use the net proceeds from this offering for product development, project financing, expansion of manufacturing capacity and general corporate purposes.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. The securities were offered by means of a prospectus included in the registration statement and an accompanying prospectus supplement. This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful. A copy of the prospectus supplement can be obtained from the offices of Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010. Tel: 212-325-2580.

About FuelCell Energy, Inc.
FuelCell Energy is the world leader in the development and production of stationary fuel cells for commercial, industrial, municipal and utility customers. FuelCell Energy’s secure, ultra-clean and high efficiency DFC® fuel cells are generating power at over 60 installations worldwide. The company’s power plants have generated more than 150 million kWh of power using a variety of fuels including renewable wastewater gas, biogas from beer, onion, and milk processing as well as natural gas and other hydrocarbon fuels. FuelCell Energy has partnerships with major power plant developers, trading companies and power companies around the world. The company also receives substantial funding from the US Department of Energy and other government agencies for the development of leading edge technologies such as hybrid fuel cell/turbine generators and solid oxide fuel cells. For more information please visit our website at www.fuelcellenergy.com.

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This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development and commercialization of its fuel cell technology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, the risk that commercial field trials of the Company’s products will not occur when anticipated, general risks associated with product development, manufacturing, changes in the utility regulatory environment, potential volatility of energy prices, rapid technological change, and competition, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Contact Information:	Lisa Lettieri FuelCell Energy, Inc.	203-830-7494 llettieri@fce.com

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